SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                    FORM 8-K



            Current Report Pursuant to Section 13 or 15(d) of
                         The Securities Act of 1934




Date of Report (Date of earliest event reported)      May 15, 1998



                             Motors and Gears, Inc.
(Exact name of registrant as specified in its charter)



         Delaware                   333-19257                 36-4109641
(State or other                   (Commission            (I.R.S. Employer
Jurisdiction)                      File Number)          Identification No.)



     ArborLake Centre, Suite 550
     1751 Lake Cook Road, Deerfield, IL                        60015
(Address of Principal Executive Offices)                      (Zip Code)



Registrant's telephone number, including area code   (847) 945-5591



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Item 2.    Acquisition or disposition of assets

     On May 15, 1998, Motors & Gears Industries, Inc. ("The Company"), a wholly owned subsidiary of Motors & Gears, Inc., acquired all of the outstanding stock of Advanced DC Motors, Inc. ("Advanced DC"). The Company acquired Advanced DC through its newly formed wholly owned subsidiary, Advanced DC Holdings, Inc. Advanced DC is a designer and manufacturer of direct current ("DC") wound field motors which range from 4.5 inches to 9 inches in frame size. The Company sells special purpose, custom designed motors for use in electric lift trucks, power sweepers, electric utility vehicles, golf carts, electric boats, and other niche products. Advanced DC also designs and manufactures its own production equipment as well as electric motor components known as commutators.

     In connection with the acquisition, The Company paid $55.5 million to the sellers in cash. The Company also has a contingent purchase price agreement of up to $5.6 million relating to the acquisition of Advanced DC. The contingent purchase price is dependent upon the acquired entity's results of operations exceeding certain targeted levels substantially above the historical experience of Advanced DC at the time of acquisition. The cash was provided through borrowings under The Company's existing credit agreement and available cash on hand.

     For the year ended December 31, 1997, Advanced DC had net sales of $39.4 million and pro forma EBITDA of $9.6 million.


Item 7.  Financial Statements and Exhibits


(c)  Exhibits

2. (a) Share purchase agreement for the direct and indirect sale of all the shares of Advanced DC, dated April 9, 1998.

     Certain exhibits and schedules to the agreements referred to in item 2(a) have not been included; they will be furnished supplementally if requested by the Commission.


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                                    SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   MOTORS AND GEARS, INC.


February 4, 1999                  By  /s/ Norman R. Bates
                                      Norman R. Bates
                                      Chief Financial Officer